UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 21, 2012 (May 18, 2012)
PEBBLEBROOK HOTEL TRUST
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Bethesda Metro Center, Suite 1530, Bethesda, Maryland		20814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(240) 507-1300
Not Applicable
____________________________________________
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 18, 2012, a subsidiary of Pebblebrook Hotel Trust (the "Company") entered into a new $50.0 million secured loan (the "Loan") with PNC Bank, N.A. The Loan has a fixed interest rate of 3.90 percent per annum and the Loan's principal will amortize using a 25-year amortization schedule, which will result in a payment of approximately $43.6 million coming due at May 20, 2017, the Loan's scheduled maturity date. The Loan requires monthly principal and interest payments of $261,165 through the maturity date. The Loan is secured by the Sofitel Philadelphia hotel in Philadelphia, Pennsylvania (the "Hotel"). Proceeds from the Loan will be used by the Company to pay down the outstanding balance on the Company’s credit facility, to fund future acquisitions and for general business purposes.
The Loan is non-recourse to the Company and its operating partnership, Pebblebrook Hotel, L.P., except for certain customary carve-outs to the general non-recourse liability, which carve-outs are guaranteed by the Company. The Loan is evidenced by documentation generally consistent with loans of this type. The Loan contains cash management and lock-box provisions that allow the lender to direct net income from the Hotel to an account controlled by the lender upon the occurrence of an event of default or failure to meet certain performance thresholds, as defined in the loan agreement, to ensure that items such as mortgage principal and interest, real estate taxes, insurance and property maintenance and improvement costs are adequately funded and to prevent cash from being distributed to the Company until any event of default is cured or performance threshold is achieved.
Item 7.01 Regulation FD Disclosure.
The Company issued a press release on May 21, 2012 announcing the execution of the Loan. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit No.     Description
99.1         Press release issued May 21, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST

May 21, 2012	By:	/s/ Raymond D. Martz

Name: Raymond D. Martz
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release issued May 21, 2012.